Exhibit 99.1

Overview

Energy Vault provides a diverse technology portfolio of turnkey energy storage platforms, including proprietary gravity, battery, and green hydrogen energy storage hardware technologies, supported by our technology-agnostic energy management system software and integration platform. In 2024, we began a multi-year transition from providing this technology portfolio solely to third parties through a build-and-transfer model or licensing model, to also taking an ownership interest in energy storage assets in select attractive markets. We believe that our experience in the build-and-transfer business, combined with our proprietary energy storage technologies and geographical footprint, uniquely positions us to build and operate storage projects with superior efficiency and reliability.

We incorporate a customer-centric, solutions-based approach toward helping utilities, independent power producers, and large industrial energy users reduce their energy costs while maintaining power reliability. As the global demand for electricity increases and the world transitions to an economy powered by increasingly intermittent renewable energy such as solar and wind, the ability to provide clean, reliable, and affordable electricity to a growing global population will depend heavily on the ability to store and distribute energy at appropriate times. We are striving to create a world powered by renewable resources so that everyone will have access to clean, reliable, sustainable, and affordable energy.

Recent Developments

Preliminary Estimated Results for the Fourth Quarter and Year Ended December 31, 2025

As of the date of this offering memorandum, we have not finalized our financial and operational results for the fourth quarter and year ended December 31, 2025. Although our financial and operational results for the fourth quarter and year ended December 31, 2025 have not yet been finalized (and are, therefore, subject to change), we set forth below certain information that reflects our preliminary estimated results for the period.

We expect our revenue to range from $200.0 million to $205.0 million for the year ended December 31, 2025, as compared to $46.2 million for the year ended December 31, 2024. We expect our revenue to range from $150.0 million to $155.0 million for the quarter ended December 31, 2025, as compared to $33.5 million for the quarter ended December 31, 2024.

We expect gross margin, on a GAAP basis, for the year ended December 31, 2025, to range from 22% to 25%, as compared to 13.4% for the year ended December 31, 2024. We expect gross margin, on a GAAP basis, for the quarter ended December 31, 2025, to range from 18% to 22%, as compared to 8% for the quarter ended December 31, 2024.

We expect net loss to range from $104.9 million to $92.4 million for the year ended December 31, 2025, as compared to net loss of $135.8 million for the year ended December 31, 2024. We expect net loss to range from $22.1 million to $9.5 million for the quarter ended December 31, 2025, as compared to net loss of $61.8 million for the quarter ended December 31, 2024.

We expect adjusted EBITDA to range from $(26.0) million to $(21.0) million for the year ended December 31, 2025, as compared to $(57.9) million for the year ended December 31, 2024. We also expect adjusted EBITDA to range from $5.0 million to $10.0 million for the quarter ended December 31, 2025, as compared to $(13.4) million for the quarter ended December 31, 2024. Adjusted EBITDA is a non-GAAP financial measure. See “—Non-GAAP Financial Measures” below for more information.

These preliminary estimates are derived from our internal records and are based on the most current information available to management. These estimates are preliminary, unaudited, and are inherently uncertain. Our normal reporting processes with respect to the foregoing preliminary estimates have not been fully completed and our independent auditors have not completed an audit of such estimates. During the course of our and our independent auditors’ review and audit processes on these preliminary estimates, we could identify items that would require us to make adjustments and which could affect our final results. Any such adjustments could be material. These preliminary estimates should not be viewed as a substitute for full audited financial statements prepared in accordance with GAAP, and they should not be viewed as indicative of our results for any future period. Actual operating and financial results for the fourth quarter and year ended December 31, 2025 could differ from the preliminary estimates discussed herein, and any such differences could be material. Accordingly, you should not place undue reliance on such estimates.

Non-GAAP Financial Measures

The following table provides a reconciliation from net loss to non-GAAP adjusted EBITDA, with net loss being the most directly comparable GAAP measure:

	Year Ended December 31,			Three Months Ended December 31,
	2025 (Preliminary Estimate)		2024	2025 (Preliminary Estimate)		2024
(amounts in thousands, unaudited)	Low	High	(Actual)	Low	High	(Actual)
Net loss attributable to Energy Vault Holdings, Inc. (GAAP)	$(104,934)	$(92,407)	$(135,750)	$(22,054)	$(9,527)	$(61,830)
Non-GAAP adjustments:
Interest expense	8,462	8,462	123	3,070	3,070	34
Interest income	(1,100)	(1,100)	(5,537)	(269)	(269)	(526)
Provision for income taxes	8,206	7,806	67	215	(185)	67
Depreciation, amortization, and accretion	5,727	5,727	1,058	3,464	3,464	233
Stock-based compensation expense	36,713	36,713	38,709	8,302	8,302	9,273
Loss of financial instruments carried at fair value	4,983	4,483	1,025	4,983	4,483	205
Reorganization expenses	1,162	1,162	1,559	—	—	(127)
Impairment of equity securities	1,650	0	11,730	1,650	—	11,730
Provision for credit losses	8,991	7,491	29,980	5,239	3,739	27,766
Loss on debt extinguishment	1,532	1,532	—	120	120	—
Expenses related to equity purchase agreement	2,072	2,072	—	—	—	—
Foreign exchange losses	1,124	1,124	300	392	392	(1)
Gain on sale of R&D equipment	(426)	(426)	—	—	—	—
Loss (gain) on impairment and sale of long-lived assets	—	—	336	—	—	(215)
Net loss attributable to NCI	(92)	(3,569)	—	(47)	(3,524)	—
Gain on contribution to equity method investment	(65)	(65)	—	(65)	(65)	—
Gain on derecognition of contract liability	—	—	(1,500)	—	—	—
Adjusted EBITDA (non-GAAP)	$(25,995)	$(20,995)	$(57,900)	$5,000	$10,000	$(13,391)

We present adjusted EBITDA, which is net loss excluding adjustments that are outlined in the quantitative reconciliation provided above, as a supplemental measure of our performance and because we believe this measure is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. The items excluded from adjusted EBITDA are excluded in order to better reflect our continuing operations.

In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments noted above. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these types of adjustments. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss, operating loss, or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. Our adjusted EBITDA measure has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Sosa Energy Center

In January 2026, we started of construction of the SOSA Energy Center, a 150 MW / 300 MWh battery energy storage system located in Madison County, Texas, which we acquired from Savion, LLC, a subsidiary of Shell plc, under our Asset Vault platform.  The SOSA Energy Center is strategically positioned within the Electric Reliability Council of Texas (ERCOT) North market and is expected to achieve commercial operation by the second quarter of 2027. Off-site construction commenced in the fourth quarter of 2025. The SOSA Energy Center is the first project to begin construction under out Asset Vault platform.

EBOR New South Wales Project

In February 2026, we and our Australian development partner, Bridge Energy Pty Ltd, were awarded a 14-year Long-Term Energy Service Agreement by AusEnergy Services for the Ebor Battery Energy Storage System project in New South Wales, Australia. The 100 MW / 870 MWh project is expected to provide eight hours of dispatchable capacity and is expected to commence operations in 2028, subject to obtaining necessary contractual and regulatory approvals. We hold an exclusive option to acquire and construct the project, which will utilize our proprietary B-VAULT™ technology and Vault-OS™ Energy Management System, and will be owned and operated under our Asset Vault platform.

Strategic Development Agreement with Peak Energy

On February 9, 2026, we announced that we executed a definitive supply agreement with Peak Energy securing 1.5 gigawatt-hours of Peak Energy's U.S. manufactured sodium-ion battery systems.

Strategic Framework Agreement with Crusoe

On February 11, 2026, we announced a strategic framework agreement with Crusoe, Inc. (“Crusoe”) for the phased deployment of Crusoe Spark modular data centers at Energy Vault’s technology center in Snyder, Texas. The initial program is scalable up to 25 megawatts (MW) of total load to be operated inside Crusoe’s proprietary Spark modular AI factory product, with planned deployments expected in 2026.

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Risks Related to Our Business and Our Industry

Our limited operating history and our rapidly evolving industry make it difficult to evaluate our business, the risks and challenges we may face and future prospects.

Prior to the first half of 2022, we focused principally on developing and proving our fundamental gravity energy storage technology, marketed as our G-Vault products, which we are seeking to further refine and commercialize. Beginning in 2022, we expanded our offerings to include electrochemical battery energy storage solutions (“BESSs”) and hydrogen or hybrid energy storage solutions (“HESS”). In 2024, we launched our B-Nest product, which we no longer market. We began a multi-year transition from providing this technology portfolio solely to third parties through a build-and-transfer model or licensing model. To date, we have only completed five BESSs, only one hybrid energy storage system (“HESS”) in Calistoga, California, and only two gravity energy storage solutions, one of which has since been decommissioned. As a result, we have a limited history operating our business and constructing energy storage systems, and therefore a limited history upon which you can base an investment decision.

Our future growth in a nascent and rapidly-evolving industry is dependent on a number of factors, including rising demand for clean electric power solutions that can provide electric power with lower carbon emissions and replacement of conventional generation sources and the adoption speed of digital software applications to modernize the efficiency of power assets and the electric grid. Among other renewable energy market trends, we expect our business results to be driven by declines in the cost of generation of renewable power, decreases in the cost of manufacturing battery modules and cells, customer needs for services and digital applications, commercial, legal, regulatory, and political pressure for the reduced use of and reliance on fossil fuels and electric power generation that relies on fossil or other non-renewable fuels, and a rapidly growing energy storage market driven by increasing demand from utilities, independent power producers, and large energy users. However, predicting future revenues and appropriately forecasting and budgeting for our expenses is difficult, and we have limited operating history to predict trends that may emerge and take hold and materially affect our business. Our future operations and strategy is therefore subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the growth of any new business in a nascent industry, as well as those that are specific to our business in particular.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. Such projections reflect our current views with respect to future events or our future financial performance, are based on assumptions, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by our projections. We may not actually achieve the plans, expectations or objectives contained in our projections, and the underlying assumptions may prove incorrect. Such deviations may be due to factors outside our control or currently unknown to us. For example, our actual revenues, market share, timing for achieving business milestones, expenses and profitability may differ materially from our expectations. Therefore, undue reliance should not be placed on any of our projections.

As we develop and own more storage projects ourselves, we make projections about construction costs and timelines, and future revenues and operating costs. The profitability of our projects are highly sensitive to these projections and if our actual results or performance differ materially from our projections, then the profitability of our owned projects could be materially less than our projections or result in losses to the Company.

Our business model depends on acceptance of our technology by our customers, retaining existing customers, obtaining new customers, and the success of our business model.

As a recent market entrant in a developing industry, our results of operations and financial condition are dependent upon our success in establishing or entering new markets (including data center developers), developing and commercializing our energy storage systems, and undertaking marketing activities. We face significant risks associated with our business strategy of targeting utilities, independent power producers, and large energy users, such as data center developers, and deploying our energy storage systems at a scale that leads to broad market acceptance and profitability. The relative success of our energy systems will be dependent upon a number of factors, including their ability to provide our customers with reliable and dependable energy storage for the durations that they require, while still being cost-effective, and our ability to effectively manage any customer concerns.

In addition to the development and acceptance of our core energy storage technologies, we anticipate further developing and marketing our digital platform for the management and optimization of energy storage systems. If this platform is not adopted by users of our energy storage products or on a standalone basis, we may not recoup our investment in its development and our results of operation may be negatively impacted.

Our energy storage systems involve a lengthy sales and installation cycle, and if we fail to close sales on a regular and timely basis it could harm our business. Moreover, the long sales cycles for our energy storage systems and other factors may result in significant fluctuations in our results from period to period.

While our customers are increasingly familiar with our technology, the period between initial discussions with a potential customer and the sale of even a single product typically depends on a number of factors, including the potential customer’s attitude towards innovative products, their budget and decision as to the type of financing it chooses to use, as well as the arrangement of such financing. While our customers are evaluating our products, we have incurred, and expect to continue to incur, substantial sales, marketing, and research and development expenses to customize our products to the customer’s needs. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.

This lengthy decision making process is followed by substantial fulfillment periods. Currently, we believe the time between the entry into a sales contract with a customer and the installation of our BESSs could range from 9 to 18 months, subject to significant risks.

These lengthy sales and installation cycles increase the risk that our customers fail to satisfy their payment obligations or cancel orders before the completion of the transaction or delay the planned date for installation.

In addition, we expect that long sales cycles and the expected limited number of customers for our energy storage systems will cause fluctuations in our operating results from period to period. As a result of how we recognize revenue and other factors beyond our control, small fluctuations in the timing of the completion of our sales transactions could also cause operating results, financial condition and results of operations to vary materially from period to period.

In addition to the other risks described herein, the following factors could also cause our financial condition and results of operations to fluctuate on a quarterly basis:

•	the timing of customer installations of our energy storage systems, which may depend on many factors such as availability of inventory, product quality or performance issues, or local permitting requirements, utility requirements, environmental, health and safety requirements, weather and customer facility construction schedules, customer interconnection timing, availability and schedule of our third-party general contractors;

•	size of particular customer installations and number of sites involved in any particular quarter;

•	delays or cancellations of purchases and installations;

•	the timing of when control of uninstalled materials transfers to the customer;

•	fluctuations in our service costs;

•	weaker than anticipated demand for our energy storage systems due to changes in government regulation, incentives and policies;

•	weaker than anticipated demand for our energy storage systems due to our customers’ inability to finance their projects;

•	interruptions in our supply chain;

•	the timing and level of additional purchases by existing customers;

•	unanticipated expenses incurred due to changes in governmental regulations, permitting requirements by local authorities at particular sites, utility requirements and environmental, health and safety requirements;

•	disruptions in our sales, production, service or other business activities resulting from our inability to attract and retain qualified personnel;

•	shortage of raw materials from our suppliers and associated price increases due to fluctuations in commodities prices; and

•	availability of spare parts from our suppliers.

Finally, our revenue, key operating metrics, and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of our common stock.

We depend on a limited number of customers for the majority of our revenue, and the loss of any one of these customers could substantially reduce our revenue and impact our liquidity.

The loss of any significant customers or partners or reduction in our business activities could cause our revenues to decrease significantly and increase our losses from operations. If our products are not successful and we cannot broaden our customer base, we will continue to depend on a few customers for the majority of our revenues. Additionally, if we are unable to negotiate favorable business terms with these customers in the future, our revenues and gross profits may be insufficient to allow us to achieve and/or sustain profitability, continue operations, or remain a going concern.

The engineering of our systems is in continuous refinement to improve system cost and efficiency. There is no guarantee that we will be successful in implementing all improvements under the expected schedule.

Our business depends on our ability to succeed in implementing our energy storage systems and introduce innovative and competitive energy storage technologies. As our energy storage systems are highly complex, this process is costly and time-consuming.

Any future energy storage deployments may incur more costs than we expect. Our business, reputation, results of operations and financial condition may be materially adversely affected if we do not successfully implement our systems or to the extent that such implementation occurs later or costs more than we expect, or if innovations by our competitors achieve broader or earlier market acceptance. Examples of costs that we cannot control include the costs of electronics due to global allocation shortages or costs associated with construction delays.

If we are not able to reduce our cost structure in the future, our ability to become profitable may be impaired.

Over time, we must effectively manage the equipment and construction costs of our energy storage systems to expand our market. While we have sought, and will continue to seek, to manage our costs, the cost of components and raw materials, for example, could increase in the future. Any such increases could slow our growth and cause our financial results and operational metrics to suffer. In addition, we may face increases in our other expenses, including increases in wages or other labor costs, as well as installation, marketing, sales or related costs. We may continue to make significant investments to drive growth in the future. To the extent that the price of electricity from the grid is low in certain markets, we will need to continue to reduce our costs to maintain our expected margins in those markets. Increases in any of these costs or our failure to achieve projected cost reductions could adversely affect our results of operations and financial condition and harm our business and prospects. If we are unable to reduce our cost structure sufficiently in the future, we may not be able to achieve profitability, which could have a material adverse effect on our business and prospects.

Operational costs can be difficult to predict and may include costs from requirements related to the decommissioning of our systems.

We rely heavily on complex machinery for our operations and our production involves a significant degree of uncertainty and risk in terms of operational performance and costs. When fully operational, our energy storage systems will consist of large-scale machinery comprised of many components assembled on-site for our customers or for our owned projects. The components of our energy storage systems are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of our energy storage systems or their constituent components may significantly affect the intended operational efficiency and performance. In addition, our energy storage systems may need to be decommissioned from time to time, and the related costs could be significant given the size and complexity of our energy storage systems. Operational performance and costs, including those related to project stoppage, can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with construction, commissioning, testing or decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to demonstration facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

Furthermore, in recent periods, our internal operations have grown in complexity. We may in the future continue to grow our operations, both in terms of complexity and headcount. Any continued growth could increase our operational costs and failure to manage such growth could lead to additional costs in the future.

Our energy storage systems have significant upfront costs. We will need to obtain financing to fund our own projects and our customers may need to obtain financing to help finance purchases. If we or our customers are unable to procure third-party financing or if the cost of such financing exceeds our estimates, our business would be adversely affected.

Our energy storage systems have significant upfront costs, and certain customers may need, or may prefer to acquire, third-party financing to purchase our systems. We will need to obtain third-party financing to continue our transition to owning assets as well as selling energy storage products.

Therefore, our growth, including the deployment of our energy storage systems, may to an extent depend on our own and our customers’ ability to attract third-party financing partners. The ability to obtain third-party financing depends on many factors that are outside of our control, including the ability of third parties to utilize tax credits and other government incentives, interest rate and/or currency exchange fluctuations, the borrower’s perceived creditworthiness and the condition of credit markets generally. We expect that the financing of customer purchases of our energy storage systems or our own projects will be subject to customary conditions such as the borrower’s credit quality, and if these conditions are not satisfied, such customers may be unable to finance purchases of our energy storage systems and we may not be able to fund our own projects, which would have an adverse effect on our revenue. To the extent neither our customers or us are able to arrange future financings for any of our current or potential projects, our business would be negatively impacted.

In attempting to attract new customers to support our growth, we intend to refine our customer offerings based on experience. Moreover, new types of product offerings may require our customers to find partners willing to finance these new projects, which may have different terms and financing conditions from prior transactions. If the terms of these transactions or the structure of these projects fails to attract financiers, we may not be able to proceed with growing our business and our potential for growth may be limited. Additionally, financing options are also limited by the borrower’s willingness to commit to making fixed payments regardless of the performance of the energy storage systems or our performance of our obligations under the customer agreement.

Further, our sales process for transactions that require financing require that we and our customers make certain assumptions regarding the cost of financing capital. If the cost of financing ultimately exceeds our estimates, we may be unable to proceed with some or all of the impacted projects or our revenue from such projects may be less than our estimates. Actual financing costs for potential customers may vary from our estimates due to factors outside of our control, including changes in customer creditworthiness, macroeconomic factors, the returns offered by other investment opportunities available to our financing partners, and other factors.

If we or our customers are unable to procure financing partners willing to finance deployments of our products or if the cost of such financing exceeds our estimates, our business would be negatively impacted.

The economic benefit of our energy storage systems to us and to our customers depends on the cost of electricity available from alternative sources, including local electric utility companies, which cost structure is subject to change.

The electricity stored and released by our systems may not currently be cost-competitive in some geographic markets, and we may be unable to reduce our costs to a level at which our energy storage systems would be competitive in such markets. To the extent that either we as an owner or our customers anticipate selling power into markets as a merchant generator, our customers and the Company may not be able to achieve the anticipated level of revenues and profits. As such, unless the cost of electricity in these markets rises or we are able to generate demand for our energy storage systems based on benefits other than electricity cost savings, our potential for growth may be limited.

Our energy storage systems’ performance may not meet our customers’ expectations or needs.

Our energy storage systems will be subject to various operating risks that may cause them to generate less value for our customers than expected. These risks include a failure or wearing out of our equipment or the equipment that our equipment connects into, an inability to find suitable replacement equipment or parts, or disruption in our distribution systems. Any extended interruption or failure of our projects or our customer’s projects, including systems we operate under long term service agreements, for any reason to generate the expected amount of output could adversely affect our business, financial condition and results of operations. We have experienced outages in the past, including at our Cross Trails BESS, and could continue to do so in the future. In addition, our customers’ willingness to acquire additional systems or services from us may be impacted in the future if any of our systems incur operational issues that indicate expected future cash flows from the system are less than the carrying value. Any such outcome could adversely affect our operating results or ability to attract new customers.

If our estimates of the useful life for our energy storage systems are inaccurate or we do not meet service and warranties and performance guarantees, our business and financial results could be adversely affected.

We provide limited warranties and performance guarantees for our energy systems. We make investment decisions for our owned projects based in part on an estimate of the useful life of our products. To date, we have deployed five operational BESSs and our estimates about product performance and life may prove to be incorrect. Failure to meet these warranties and performance guarantee levels for our customers may require the purchase price to be adjusted downward based on agreed-upon performance targets, or require us to make cash payments to the customer based on actual performance, as compared to expected performance. Failure to meet these expected performance levels on our owned projects could materially and adversely impact the expected performance of such projects.

We intend to explore alternative, co-active use case opportunities for our systems, but there is no assurance that such opportunities exist or that they would be as beneficial to us as we expect.

We intend to explore alternative, co-active use case opportunities for our energy storage systems. For example, we intend to explore opportunities in energy-intensive industries such as vertical farming, data centers, direct air carbon capture where our systems may be able to benefit from existing infrastructure, including physical enclosures and electrical systems, that are built into the designs for our energy storage systems. Even after we spend time and resources exploring such opportunities, there is no assurance that they exist on terms that are commercially acceptable to us. Moreover, even if we enter into agreements to make use of such opportunities, such opportunities may not be as beneficial to us as we expected at the time of entering into the underlying agreement. Any of the foregoing may adversely affect our business, financial condition, results or operations and prospects.

There is no assurance that non-binding letters of intent and other indications of interest, including awards, submitted proposals or short-lists, will result in binding orders or sales. Customers may cancel or delay the non-binding letters of intent and other indications of interest in our sales pipeline. As a result, our operating results and cash flows may be materially lower than our expected results of operations.

Our success depends on our ability to generate revenue and operate profitably, which depends in part on our ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships. To date, we have only deployed only a limited number of operational energy systems. While our contracts do provide that our customers will be obligated to pay us certain fees in the event of termination for their convenience, such fees may not be sufficient to cover our costs and we would not realize the expected revenue associated with such cancelled contracts. Potential and contracted customers may abandon their indications of interest, or fail to honor contractual obligations and non-binding letters of interest may be cancelled or delayed by a customer for any reason or its terms may be amended in a manner adverse to us in connection with negotiating a definitive sales agreement. For that reason, there can be no assurance that any current or future indications of interest (including awards, submitted proposals or short-lists) or non-binding letters of intent will result in binding orders or sales. Furthermore, in light of our limited operating history, it is difficult for us to predict the rates at which the non-binding letters of intent or other indications of interest in our pipeline will result in binding orders or sales. It is also difficult for us to predict how quickly we will be able to fill binding orders in the event that we obtain multiple orders. In addition, revenue is expected to be recognized in stages, and customers may in some cases delay actual cash payments regardless of progressive billings. Additionally, a customer’s ability to make payments could decline during the sales process, even to the point of insolvency or bankruptcy. As a result, our operating results and cash flow may be materially lower than we expect.

Our future growth depends upon our ability to maintain relationships with third parties, and the terms and enforceability of many of these relationships are not certain.

We expect to rely on engineering, procurement, and construction, or EPC, firms as third-party general contractors to install energy storage systems at our own and our customers’ sites. We are likely to work with a limited number of such EPC firms, which may impact our ability to facilitate installations as planned. Our work with contractors or their sub-contractors may have the effect of our being required to comply with additional rules (including rules unique to our customers), working conditions, site remediation and other union requirements, which can add costs and complexity to an installation project. In the future, the timeliness, thoroughness and quality of installation-related services performed by our general contractors and their sub-contractors may not meet our expectations and standards and it may be difficult to find and train third-party general contractors that meet our standards at a competitive cost.

In addition, a key component of our growth strategy is to develop or expand our relationships with third parties. For example, we are investing resources in establishing strategic relationships with market players across a variety of industries, including, large renewable project developers, data center developers, commercial agents, environmental organizations and unions, to generate new customers or to grow our business. These programs may not roll out as quickly as planned or produce the results we anticipated. A significant portion of our business depends on attracting new partners and retaining existing partners, and such relationships may not be predicated on enforceable agreements or any agreements at all.

We depend upon component and product manufacturing and logistical services provided by third parties, many of whom are located outside of the U.S.

A significant amount of our components, including batteries utilized in our BESS offerings, and products are manufactured in whole or in part by a few third-party manufactures. Many of these manufacturers are located outside of the U.S. If a catastrophic event occurs relative to these third-party manufacturers, or the political, social, or economic conditions shift within their respective geographies or between trade partners, we could experience business interruptions, delayed delivery of products, or other adverse impacts to our ongoing business. We have also outsourced much of our transportation and logistics management. While these arrangements may lower operating costs, they also reduce our direct control over production and distribution. Such diminished control could have an adverse effect on the quality or quantity of our products as well as our flexibility to respond to changing conditions. In addition, we rely on third-party manufacturers to adhere to the terms and conditions of the agreements in place with each party. For example, although arrangements with such manufacturers may contain provisions for warranty expense reimbursement, we may remain responsible to the customer for warranty service in the event of product defects. Any unanticipated product or warranty liability, whether pursuant to arrangements with contract manufacturers or otherwise, could adversely affect our reputation, financial condition, and operating results.

We may be unable to achieve our strategic priorities in emerging markets.

Emerging markets are a significant focus of our strategic plan. The developing nature of these markets presents a number of risks. We may be unable to attract, develop, and retain appropriate talent to manage our businesses in emerging markets. Deterioration of social, political, labor, or economic conditions in a specific country or region may adversely affect our operations or financial results. Emerging markets may not meet our growth expectations, and we may be unable to maintain such growth or to balance such growth with financial goals and compliance requirements. Among the risks in emerging market countries are bureaucratic intrusions and delays, contract compliance failures, engrained business partners that do not comply with local or U.S. law, fluctuating currencies and interest rates, limitations on the amount and nature of investments, restrictions on permissible forms and structures of investment, unreliable legal and financial infrastructure, regime disruption and political unrest, uncontrolled inflation and commodity prices, fierce local competition by companies with better political connections, and corruption. In addition, the costs of compliance with local laws and regulations in emerging markets may negatively impact our competitive position as compared to locally owned manufacturers.

The failure or inability of our suppliers to deliver necessary components or raw materials for construction of our energy storage systems and their failure or inability to deliver them in a timely manner could cause installation delays, cancellations, penalty payments and damage to our reputation.

We rely on a limited number of third-party suppliers for some of the components and raw materials such as batteries, inverters, enclosures, and transformers for our BESSs. If any of our suppliers fail or are unable to provide sufficient components or raw materials at the level of quality required, or if our suppliers fail or are unable to or unwilling to provide us with the contracted quantities (as we have limited or in some case no alternatives for supply), or if our suppliers cancel the contracted quantities without sufficient lead time to order the materials from another supplier, or if our suppliers fail or are unable to deliver the components or raw materials in a timely manner, then delays, cancellations, penalty payments, or damage to our reputation could occur, which could have a material adverse effect on our business and our results of operations. If we fail to develop or maintain our relationships with any of our suppliers, or if there is otherwise a shortage, lack of availability, or cancellation of the purchase of any required raw materials or components, we may be unable to manufacture our energy storage systems or such products may be available only at a higher cost or after a long delay.

Additionally, there are increasing expectations in various jurisdictions that companies monitor the environmental and social performance of their suppliers, including sourcing of materials and compliance with a variety of labor practices, as well as consider a wider range of potential environmental and social matters, including the end-of-life considerations for products. In addition, increasing concern and focus on limiting forced labor may result in additional regulations targeting the markets we operate in and from which we source products and materials. Certain existing laws impose prohibitions on the importation of goods made with forced labor or compulsory prison labor, including the Tariff Act of 1930, the Uyghur Forced Labor Prevention Act (“UFLPA”), and other global laws against forced labor. The UFLPA places restrictions on imports from Xinjiang, a key source of materials in global supply chains. Compliance can be costly, require us to establish or augment programs to diligence or monitor our suppliers, or to design supply chains to avoid certain regions altogether. Failure to comply with such regulations can result in fines, reputational damage, import ineligibility for our products or product components, or otherwise adversely impact our business. Current or future supply chain interruptions that could be exacerbated by global political tensions, such as the situation in Ukraine, conflict in the Middle East, and public health emergencies, could also negatively impact our ability to acquire necessary raw materials and components. Such delays could prevent us from delivering our energy storage systems to customers within required time frames and cause order cancellations. Developing required raw materials and constructing required components for our products are time and capital intensive. Accordingly, the number of suppliers we have for some of our components and materials is limited and, in some cases, sole sourced. We may be unable to obtain comparable components from alternative suppliers without considerable delay, expense, or at all. If our suppliers face difficulties obtaining the credit or capital necessary to expand their operations when needed, they could be unable to supply necessary raw materials and components needed to support our planned sales and services operations, which would negatively impact our sales volumes and cash flows.

Our systems often rely on interconnections to distribution and transmission facilities that are owned and operated by third parties, and as a result, are exposed to interconnection and transmission facility development and curtailment risks.

A primary potential use case for our energy storage systems involves interconnection with electric distribution and transmission facilities owned and operated by regulated utilities, and independent system operators, necessary to deliver the electricity that our energy storage systems produce. A failure or delay in the operation or development of these distribution or transmission facilities could result in a loss of revenues or breach of a contract because such a failure or delay could limit the amount of electricity that our energy storage systems deliver or delay the completion of our construction projects. In addition, certain of our energy storage systems’ generation may be curtailed without compensation due to distribution and transmission limitations, reducing our revenues and impairing our ability to capitalize fully on a particular project’s potential. Such a failure or curtailment at levels above our expectations could adversely affect our business.

Our business is subject to risks associated with construction, cost overruns and delays, including those related to obtaining government permits and approvals, electrical interconnection, and other contingencies that may arise in the course of completing installations.

Our business is subject to risks relating to construction, cost overruns and delays. The installation and operation of our energy storage systems at a particular site is generally subject to oversight and regulation in accordance with national, state, tribal, and local laws and ordinances relating to building codes, health and safety, environmental protection, Federal Energy Regulatory Commission (“FERC”) and specific Independent System Operators regulation and related matters, and typically requires obtaining and keeping in good standing various local and other governmental approvals and permits, including environmental approvals and permits, that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal. It is difficult and costly to track the requirements of every individual authority having jurisdiction over energy storage system installations, to design our energy storage systems to comply with these varying standards, which may change over time, and for us and our customers to obtain all applicable approvals and permits. We cannot predict whether or when all permits and approvals required for a given project will be granted or whether the conditions associated with the permits and approvals will be achievable. The denial of a permit or approval or utility connection that is essential to a project or the imposition of impractical conditions would impair our or our customer’s ability to develop the project. In addition, we cannot predict whether the permitting and approvals process will be lengthened due to complexities and appeals. Delay in the review and permitting process for a project can impair or delay our or our customers’ abilities to develop that project or increase the cost so substantially that the project is no longer attractive. Furthermore, unforeseen delays in the review and permitting process could delay the timing of the installation of our energy storage systems and could therefore adversely affect the timing of the recognition of revenue related to hardware acceptance by our customer, or our own ability to generate revenue from our owned projects which could adversely affect our operating results in a particular period. Delays relating to constructions may also bring about cost overruns, which could further adversely affect our business.

In addition, the successful installation of our energy storage systems is dependent upon the availability of and timely connection to the local electric grid. Before beginning construction on an energy storage system, we may be unable to obtain in a timely fashion or at all the required consent and authorization of local utilities to ensure successful interconnection to energy grids to enable the successful discharge of renewable energy to customers. Any delays in our customers’ ability to connect with utilities, delays in the performance of installation-related services or poor performance of installation-related services will have an adverse effect on our results and could cause operating results to vary materially from period to period.

Our H-Vault products are based on established principles that are deployed in a novel way to create new technologies to store energy and potential customers may be hesitant to make a significant investment in our technology or abandon the technology they are currently using.

The design of our H-Vault products are based on established principles that are deployed in a novel way; the products are intended to provide longer energy storage durations than are provided by other types of energy storage systems.

Potential customers who previously invested in alternatives to our innovative products may not deem a transition to our existing or future advanced energy storage solutions to be cost-effective. In particular, recently the costs of lithium-ion batteries has declined precipitously making our advanced products less cost efficient in comparison. Moreover, given the limited history of our advanced products, potential customers may be hesitant to make a significant investment in our products. Our business, results of operations, financial condition and prospects could be adversely affected to the extent that customers, for any reason, do not adopt our systems or migrate to our systems from another energy storage technology.

We face additional risks to the extent that customers choose to purchase energy storage and dispatch of electricity from systems we build and in which we retain an ownership interest rather than purchase an energy storage system.

In certain circumstances we enter into tolling arrangements in which customers purchase the energy storage and dispatch of electricity from us while we retain an ownership interest in the system. To date, we have entered into two such tolling arrangements, but we are actively looking at additional opportunities.

We could face additional risks when we own and operate energy storage systems, as compared to when the customer owns and operates energy storage systems that we build. For example, we may need to seek equity and/or debt financing to fund the construction and operation of any energy storage systems built in connection with a project for a customer who chooses to enter into a tolling arrangement. Such financing may not be available on terms acceptable to us, if at all. Moreover, we expect that any such indebtedness would be secured by a lien on the related energy storage system, and the governing debt agreement may contain covenants imposing operating and financial restrictions on our operations. In addition, until any such debt is repaid, we may not be able to generate meaningful cash flow from the project. Moreover, the failure of our customers to make payments could trigger an event of default under such governing debt agreements, which could result in the acceleration of repayment of our outstanding indebtedness or even entitle our lender to foreclose on the collateral securing our debt. In addition, to the extent equity financing is also used, our right to receive cash flows from the project could be subordinated to the other equity investors.

Additionally, there could be a material adverse effect on our operating results and our cash flows to the extent we own and operate our energy storage systems for the benefit of customers under tolling arrangements. For example, we would not expect to receive any payments from the customer until the system is completed and expenses relating to insurance premiums, personnel, and our interest payments under debt agreements would be increased, and such increases may be material. We could also be required to provide ongoing maintenance and repair services or could face liability for any damages or injuries if the system malfunctions. Additionally, we would be subject to the risks of termination of the agreement by the customer and the inability to replace the customer would result in the system failing to generate revenue. We may also incur liabilities as a result of a performance failure or other breach of our obligations in connection with the operation of the system.

We may also be subject to additional legal and regulatory restrictions to the extent we own and operate an energy storage system, including relating to the transmission of energy. Such legal and regulatory restrictions could increase the costs of compliance and potentially subject us to threatened or actual litigation or administrative proceedings, each of which could have a material adverse effect on our business, operating results and financial condition.

Increasing attention to, and scrutiny of, ESG matters could increase our costs, harm our reputation, impact our share price or access to or cost of capital, or otherwise adversely impact our business.

Companies across industries are facing increasing scrutiny from a variety of stakeholders related to their ESG and sustainability practices. Expectations regarding voluntary ESG initiatives and disclosures and consumer demand for alternative forms of energy may result in increased costs (including but not limited to increased costs related to compliance, stakeholder engagement, contracting and insurance), changes in demand for certain products, enhanced compliance or disclosure obligations, or other adverse impacts to our business, financial condition, or results of operations.

While we may at times engage in voluntary initiatives (such as voluntary disclosures, certifications, or goals, among others) to improve the ESG profile of our company or to respond to stakeholder expectations, such initiatives may be costly and may not have the desired effect. Expectations around company’s management of ESG matters continues to evolve rapidly, in many instances due to factors that are out of our control. For example, we may ultimately be unable to complete certain initiatives or targets, or execute on any opportunities we have identified, either on the timelines initially announced or at all, due to technological, cost, or other constraints, which may be within or outside of our control. Moreover, actions or statements that we may take based on based on expectations, assumptions, or third-party information that we currently believe to be reasonable may subsequently be determined to be erroneous or be subject to misinterpretation. If we fail to, or are perceived to fail to, comply with or advance certain ESG initiatives (including the timeline and manner in which we complete such initiatives), or to not keep pace with peers on ESG initiatives and/or disclosures, we may be subject to various adverse impacts, including reputational damage and potential stakeholder engagement and/or litigation, even if such initiatives are currently voluntary. For example, there have been increasing allegations of greenwashing against companies making significant ESG claims due to a variety of perceived deficiencies in performance or methodology, including as stakeholder perceptions of sustainability continue to evolve.

Certain market participants, including major institutional investors and capital providers, use third-party benchmarks and scores to assess companies’ ESG profiles in making investment or voting decisions. Unfavorable ESG ratings could lead to increased negative investor sentiment towards us, which could negatively impact our share price as well as our access to and cost of capital. To the extent ESG matters negatively impact our reputation, it may also impede our ability to compete as effectively to attract and retain employees, customers, and/or business partners, which may adversely impact our operations. While many stakeholders expect companies to pursue ESG initiatives, some stakeholders and regulators have expressed or pursued opposing views, legislation, and investment expectations with respect to ESG-related matters. Unfavorable press about or ratings or assessments of our ESG practices, regardless of whether or not we comply with legal requirements, may lead to negative investor sentiment toward us, which could have a negative impact on our business. Both advocates and opponents to certain ESG matters are increasingly resorting to a range of activism forms, including media campaigns and litigation, to advance their perspectives. In addition, there are also increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters. We may ultimately be subject to regulations that are not uniform in nature or reflective of shared regulatory goals. Our efforts to respond to varying requirements may not be successful and/or may subject us to additional stakeholder engagement. This and other stakeholder expectations will also likely lead to increased costs as well as scrutiny that could heighten all of the risks identified in this risk factor. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

Should we pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

We may acquire additional assets, products, technologies, or businesses that are complementary to our existing business. In particular, we are actively seeking new opportunities for our Build-Own-Operate model. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into our own business would require attention from management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

If we complete future acquisitions, we may not ultimately strengthen our competitive position or achieve our goals and business strategy. We may be subject to claims or liabilities assumed from an acquired company, product, or technology; acquisitions we complete could be viewed negatively by our customers, investors, and securities analysts; and we may incur costs and expenses necessary to address an acquired company’s failure to comply with laws and governmental rules and regulations. Additionally, we may be subject to litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties, which may differ from or be more significant than the risks our business faces. If we are unsuccessful at integrating future acquisitions in a timely manner, or the technologies and operations associated with such acquisitions, our revenue and operating results could be adversely affected. Any integration process may require significant time and resources, which may disrupt our ongoing business and divert management’s attention, and we may not be able to manage the integration process successfully or in a timely manner. We may not successfully evaluate or utilize the acquired technology or personnel, realize anticipated synergies from the acquisition, or accurately forecast the financial impact of an acquisition transaction and integration of such acquisition, including accounting charges and any potential impairment of goodwill and intangible assets recognized in connection with such acquisitions. We may have to pay cash, incur debt, or issue equity or equity-linked securities to pay for any future acquisitions, each of which could adversely affect our financial condition or the market price of our common stock. Furthermore, the sale of equity or issuance of equity-linked debt to finance any future acquisitions could result in dilution to our stockholders. The occurrence of any of these risks could harm our business, operating results, and financial condition.

Our operations are international, and expanding operations in some international markets could expose us to additional risks.

Our operations are international, and we continue to expand our business internationally as we seek to partner with customers, suppliers and other partners around the world. We currently have operations in Switzerland, Australia, United Kingdom, sales agents in other territories, and our signed purchase order and letters of intent are with counterparties around the world. Managing further international expansion will require additional resources and controls including additional support, manufacturing, and assembly facilities. Any expansion internationally could subject our business to risks associated with international operations, including:

•          conformity with applicable business customs, including translation into foreign languages and associated expenses;

•          lack of availability of government incentives and subsidies;

•          challenges in arranging, and availability of, financing for our customers;

•          potential changes to our established business model;

•          cost of alternative power sources, which could be meaningfully lower outside the United States;

•          availability and cost of raw materials, labor, equipment for manufacturing or assembling our energy storage systems;

•          difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, finance, and legal and compliance costs associated with international operations;

•          installation challenges which we have not encountered before which may require the development of a unique model for each country;

•          compliance with multiple, potentially conflicting and changing governmental laws, regulations, and permitting processes including construction, environmental, banking, employment, tax, safety, security, grid minimum performances, and data privacy and protection laws and regulations;

•          compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act;

•          greater difficulties in securing or enforcing our IP rights in certain jurisdictions, or greater chance of potential infringement of third-party IP rights in new jurisdictions;

•          difficulties in funding our international operations;

•          difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

•          restrictions on repatriation of earnings;

•          compliance with potentially conflicting and changing laws of taxing jurisdictions where we conduct business and compliance with applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws;

•          increases or decreases in our expenses caused by fluctuation in foreign currency exchange rates;

•          changes in tariffs and import/export regulations imposed by local governments;

•          changes in regulations regarding the use of waste materials in our products;

•          changes in regulations that would prevent us from doing business in specified countries;

•          failure of the supply chain in local countries to provide us with materials of a sufficient quality and quantity delivered on timelines we expect;

•          the impacts of government spending on infrastructure projects and more broadly, including any impacts of government debt defaults or budget crises (including in the United States);

•          the outbreak of war or other hostilities; and

•          regional economic and political conditions.

As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful.

In addition, nearly all of our letters of intent are denominated in U.S. dollars, and certain of our definitive agreements could be denominated in currencies other than the U.S. dollar. A strengthening of the U.S. dollar could increase the cost of our solutions to our international customers, which could adversely affect our business and results of operations. In addition, if an increased portion of our operating expenses is incurred outside the United States and is denominated in foreign currencies, we would be subject to increased financial impacts resulting from fluctuations in foreign currency exchange rates. If we become more exposed to currency fluctuations and are not able to successfully hedge against the risks associated with currency fluctuations, our results of operations could be adversely affected.

Our future growth is dependent upon the pace and depth of energy storage technologies, which are emerging industries, as well as our competition. If the markets for energy storage do not develop as we expect, or if they develop more slowly than we expect, our business, prospects, financial condition and operating results could be adversely affected.

Our future growth depends upon factors in our industry, including with respect to our competition, the speed at which the market adopts energy storage for grid reliability, our ability to penetrate such market and the state of energy storage technologies. Because energy storage is an emerging industry, it is evolving and characterized by rapidly changing technologies, changing government regulation and industry standards, and changing consumer demands and behaviors. If this market does not develop as we expect, including if it develops more slowly than we expect, demand for our energy storage systems or any digital platform that we may develop, our business, prospects, financial condition and operating results could be adversely affected.

Additionally, the energy storage market is largely driven by installed capacity of renewable electricity generation and increasing demand for renewable sources of power. Since many of these renewable sources of power are intermittent, like wind and solar, the energy produced by them must be stored for use when there is demand. Should government requirements for these intermittent power sources be relaxed or social desires for lower-carbon sources of energy decline, there could be a detrimental impact on one of our primary markets.

Even if renewable energy and energy storage become more widely adopted, our energy storage technology may not achieve widespread market acceptance or may be less cost-effective as compared to competing technologies.

Our business depends on the acceptance of our products in the marketplace. Even if renewable energy and energy storage become more widely adopted than they have been to date, potential customers may choose energy storage products from our competitors that are based on their technologies. If they do so, it may be difficult to later transition such potential customers to products offered by us. Moreover, the marketplace for renewable energy storage products is rapidly evolving, and competing technologies of which we are currently unaware may emerge in the future. If the energy storage technology that supports our products does not achieve market acceptance, then our business and results of operations would be materially adversely affected.

The growth and profitability of our business is dependent upon our technology being more cost-effective than competing energy storage technologies. To the extent our offerings are not eligible for various regulatory incentives, while those of our competitors are, it may adversely impact our competitiveness or otherwise adversely impact our business.

We operate in highly competitive energy industries and there is increasing competition. Many of our competitors and future competitors may have significantly more financial and other resources than we do and if we do not compete effectively, our competitive positioning and our operating results will be harmed.

The energy markets in which we compete continue to evolve and are highly competitive. Many of our current and potential competitors are large entities at a more advanced stage in development and commercialization than we are and in some cases have significantly more financial and other resources, including larger numbers of managerial and technical personnel, to increase their market share. For example, several companies, such as ESS Inc., Eos Energy Enterprises Inc., Hydrostor Inc. and Primus Power, have each announced plans and demonstrated prototypes of products that would compete in the energy storage market, and battery vendors with whom we compete, such as Tesla, Inc., Fluence Energy, Inc., LG Chem, Ltd., Samsung Electronics Co., Ltd and Contemporary Amperex Technology Co. Limited, have already commercialized their respective energy storage solution products. Companies such as Tesla, Inc., Fluence Energy, Inc. and Wartsila Corporation have developed or are developing their own energy management software. If our competitors continue to penetrate the renewable energy, energy storage and energy management software markets, we may experience a reduction in potential and actual market share. Furthermore, certain industry participants against whom we do not currently compete (including, in some cases, our suppliers) may shift their strategic focus and begin competing directly with us. To date, we have focused our efforts on recruiting management and other employees, business planning, raising capital, selecting applicable third-party technologies, establishing and attempting to establish partnerships with potential suppliers, customers and ecosystem partners, developing our gravity, battery, and green hydrogen energy storage systems, a digital platform, and general corporate development.

We expect competition in energy storage technology to intensify due to a regulatory push for lower-carbon energy sources, including intermittent sources such as wind and solar, continuing globalization, and consolidation in the energy industry. Developments in alternative technologies or improvements in energy storage technology made by competitors may materially adversely affect the sales, pricing and gross margins of our future energy storage systems and any digital platform. If a competing process or technology is developed that has superior operational or price performance, our business would be harmed.

Furthermore, our energy storage technology also competes with other emerging or evolving technologies, such as thermal storage, chemical storage, and carbon capture storage and sequestration. If we are unable to keep up with competitive developments, including if such technologies achieve lower prices or enjoy greater policy support than our technology, our competitive position and growth prospects may be harmed, which would adversely affect our business, prospects and financial condition.

Some of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than we do. These factors may allow our competitors to respond more quickly or efficiently than we can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to more effectively compete for new energy storage projects and energy management software customers.

We intend to continue committing significant resources to establish a competitive position. There is no assurance we will successfully identify the right partners, or that products and technologies developed by others will not render our energy storage systems and any digital platform that we may develop obsolete or noncompetitive, any of which would adversely affect our business, prospects and operating results.

If we are unable to attract and retain key employees and hire qualified management, technical, engineering, and sales personnel, including a highly skilled management team with diverse experience in the energy storage sectors, our ability to compete and successfully grow our business could be harmed.

We believe that our success and our ability to reach our strategic objectives are highly dependent on the contributions of our key management, technical, engineering and sales personnel. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our products and services, including with respect to our prototype products, and negatively impact our business, prospects and operating results. In particular, we are highly dependent on the services of Robert Piconi, our Chief Executive Officer. None of our key employees is bound by an employment agreement for any specific term. We cannot assure you that we will be able to successfully attract and retain senior leadership necessary to grow our business. Furthermore, there is increasing competition for talented individuals in our field, and competition for qualified personnel is especially intense in the renewable energy and energy storage industry in the U.S., Australia, and Switzerland, where our offices are located. Our failure to attract and retain our executive officers and other key technology, sales, marketing and support personnel, could adversely impact our business, prospects, financial condition, and operating results.

We believe that it is vital to our operating success that we recruit and retain key personnel, including a highly skilled management team with diverse experience in the renewable energy and energy storage sectors. If we fail to maintain a highly skilled management team, we may not be able to achieve our strategic objectives, which would negatively impact our business and operating success. In addition, because our industry is still in a nascent stage, there is and will continue to be a scarcity of skilled personnel with experience in our industry. If we lose a member of our management team or key employee, it may prove difficult for us to replace such employee with a similarly qualified individual with experience in the renewable energy and energy storage industry, which could impact our business and operating success.

Labor disputes could disrupt our ability to serve our customers and/or lead to higher labor costs.

As of December 31, 2024, we employed 158 full-time employees and 5 part-time employees, none of whom are represented by unions or collective bargaining agreements. If a union sought to organize any of our other employees, such organizing efforts or collective bargaining negotiations could potentially lead to work stoppages and/or slowdowns or strikes by certain of our employees. Additionally, the EPC firms that we rely upon to install our energy storage systems may have employees represented by unions or collective bargaining agreements. Any work stoppages and/or slowdowns by certain of our employees or certain employees at the EPC firms we contract with, could adversely affect our ability to serve our customers.

Further, settlement of actual or threatened labor disputes or an increase in the number of our employees covered by collective bargaining agreements could lead to higher labor costs and could impair productivity and flexibility.

Changes in business, economic, or political conditions, including overall changes in demand, are beyond our control and could impact our business, resulting in lower revenues and other adverse effects to our results of operations.

Economic uncertainty and associated macroeconomic conditions, including heightened inflation, capital markets volatility, interest rate and currency rate fluctuations, and economic slowdown or recession, have resulted and may continue to result in unfavorable conditions that negatively affect demand for our products and exacerbate some of the other risks that affect our business, financial condition, and results of operations. Both domestic and international markets experienced inflationary pressures in 2022 and parts of 2023 and, while inflation has moderated recently, inflation rates in the U.S., as well as in other countries in which we operate, may increase again in the near-term. In addition, the Federal Reserve in the U.S. and other central banks in various countries have raised, and may again raise, interest rates in response to concerns about inflation, which, coupled with reduced government spending and volatility in financial markets, has had and may continue to have the effect of further increasing economic uncertainty and heightening these risks. Interest rate increases or other government actions taken to reduce inflation have resulted in recessionary pressures in many parts of the world. Furthermore, currency exchange rates have been especially volatile in the recent past, and these currency fluctuations have affected, and may continue to affect, the reported value of our assets and liabilities, as well as our cash flows.

A significant downturn in the domestic or global economy may cause our customers to pause, delay, or cancel spending on our offerings or seek to lower their costs by exploring alternatives. Reductions in energy demand due to economic downturns or increased interest rates can make projects in which we invest to be less profitable than our expectations, if at all. To the extent purchases of our offerings are perceived by customers and potential customers as discretionary, our revenue may be disproportionately affected by delays or reductions in energy storage spending. Also, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.

Similarly, our business depends on the overall business and global or regional political conditions, which are beyond our control.

We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or any industry in particular or how global business and political conditions may change. To the extent that general business, economic or political conditions, including overall changes in demand for our products, decline, our business, financial condition and results of operations, including revenues, could be materially adversely affected.

The productivity of our facilities or our customers’ facilities, the operation of our supply chain, the demand, performance and availability of our products, our services, our systems and our business in general may be affected by factors outside of our control, which could result in harm to our business and financial results.

The productivity of our facilities or our customers’ facilities, the operation of our supply chain, the demand, performance and availability of our products, our services, our systems and our business in general could be adversely affected by events outside of our control, such as natural catastrophic events, geographical instability, wars, and other calamities. We cannot assure you that, collectively, our process and procedures to recover from a disaster or catastrophe will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, cyberattacks and other information security incidents, break-ins, war, riots, terrorist attacks, pandemics, or similar events outside of our control, certain of which may become more frequent or intense as a result of climate change. The severity of such factors and frequency at which they occur are also outside our control. If such factors occur our business, financial condition and results of operations, including revenues, could be materially adversely affected.

We are subject to a series of risks related to climate change.

There are inherent climate-related risks wherever business is conducted. Certain of our facilities, as well as third-party infrastructure on which we rely, are located in areas that have experienced, and are projected to continue to experience, various meteorological phenomena (such as drought, heatwaves, wildfire, storms, flooding, freezes, and winter storms, among others) or other catastrophic events that may disrupt our or our suppliers’ operations (as well as grid connections), require us to incur additional operating or capital expenditures, result in facility shutdowns, decrease productivity, result in operational risks and increased risks to employee safety, or otherwise adversely impact our business, financial condition, or results of operations. Climate change may increase the frequency and/or intensity of such events. For example, in certain areas, there has been an increase in power shutoffs associated with wildfire prevention. Climate change may also result in various chronic changes to the physical environment, such as changes to water levels, air quality, and/or ambient temperature and precipitation patterns. Physical risks may also compound and contribute to further or more intense impacts. While we may take various actions to mitigate our business risks associated with climate change, this may require us to incur substantial costs and may not be successful, due to, among other things, the uncertainty associated with the longer-term projections associated with managing climate risk. For example, to the extent such events become more frequent or intense, we may not be able to procure insurance to cover all potential losses on terms we deem acceptable.

We are subject to certain risks associated with the energy transition. We anticipate there will be costs associated with transitioning to lower emissions technologies, as well as risks associated with newer technologies, including risks that particular technologies we invest in may not ultimately prove successful or financially viable, as well as other risks that may not presently be known to us. Similarly, the price and availability of various inputs for the products we offer, including electricity and various metals, vary in response to market trends, which may result in higher costs and/or operational disruptions, or other adverse impacts. These impacts may also be exacerbated by various responses from policymakers, including in manners that may for national security or other factors that do not promote the availability or affordability of such materials.

Additionally, we expect to be subject to increased regulations, reporting requirements, standards, or expectations regarding the environmental impacts of our business. For example, policymakers in various jurisdictions, including the United States, United Kingdom, Australia, European Union, and the State of California, among others, have adopted or are considering adopting GHG pricing mechanisms, GHG emission limits, and/or requirements for the disclosure of certain climate-related information, which may require us to incur significant additional costs to comply and impose increased oversight obligations on our management and board of directors (“Board”). Such regulations may also impact our supply chain and the cost of various materials used in our offerings; while we are working to find alternatives to certain materials, we cannot guarantee that we will be able to find suitable alternatives at a cost, quality, or timeframe that is acceptable to us. Government efforts to promote climate resiliency may also result in increased regulatory obligations across a range of laws, not all of which may be primarily climate-related. The expectations of various stakeholders, including customers and employees, regarding such matters likewise continues to evolve. Changing market dynamics, global and domestic policy developments, and the increasing frequency and impact of meteorological phenomena have the potential to disrupt our business, the business of our suppliers and/or customers, or otherwise adversely impact our business, financial condition, or results of operations.

Fuel prices, including volatility in the cost of diesel or natural gas or a prolonged period of low gasoline and natural gas costs, could decrease incentives to transition to renewable energy.

A portion of the current and expected demand for renewable energy results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States on oil from unstable or non-aligned countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as concerns about climate change resulting in part from the burning of fossil fuels. We believe that our energy storage systems promote grid reliability, even when fossil fuels are used to generate electricity, but energy storage projects are particularly suited for intermittent alternative energy sources like wind and solar. If the cost of gasoline and other petroleum-based fuel decreases significantly, the outlook for the long-term supply of oil to the United States improves, the government eliminates or modifies its regulations or economic incentives related to fuel efficiency and alternative forms of energy or there is a change in the perception in the cost-benefit analysis regarding the effects of burning fossil fuels on the environment, the demand for renewable energy, including energy storage products such as ours, could be reduced, and our business and revenue may be harmed.

Our insurance coverage, customer indemnifications or other liability protections may be unavailable or inadequate to cover all of our significant risks, which could adversely affect our profitability and overall financial position.

We endeavor to obtain insurance to cover significant risks and liabilities (including, for example, natural disasters, cybersecurity, defective hardware and software and products liability). Not every risk or liability can be insured, and insurance coverage is not always reasonably available. The policy limits and terms of coverage reasonably obtainable may not be sufficient to cover actual losses or liabilities. Even if insurance coverage is available, we are not always able to obtain it at a price or on terms acceptable to us or without increasing exclusions. Disputes with insurance carriers over the availability of coverage, and the insolvency of one or more of our insurers may affect the availability or timing of recovery, as well as our ability to obtain insurance coverage at reasonable rates in the future. In some circumstances we may be entitled to certain legal protections or indemnifications from our suppliers through contractual provisions, laws or otherwise. However, these protections are not always available, are difficult to negotiate and obtain, are typically subject to certain terms or limitations, including the availability of funds, and may not be sufficient to cover our losses or liabilities. If insurance coverage, customer indemnifications and/or other legal protections are not available or are not sufficient to cover risks or losses, it could have a material adverse effect on our financial position, results of operations and/or cash flows.

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As of February 5, 2026, we had cash and cash equivalents of approximately $46.9 million and additional restricted cash of $47.7 million.

As of February 5, 2026, we had total long-term debt of $92.9 million.